Exhibit 10.26

Com21, Inc.

Universal Scientific

Industrial Co., Ltd.

Supply Agreement

Dated Effective

December 3, 2001

Com21
Universal Scientific Industrial Co., Ltd.

Supply Agreement
TABLE OF CONTENTS

AGREEMENT		1
1.	DEFINITIONS	3
2.	PURCHASE AND SALE OF PRODUCTS	7
3.	EXCLUSIVITY	7
4.	PRODUCTION FILES	8
5.	PRODUCTION CAPABILITY	9
6.	PRODUCTION SUPPORT TEAMS	13
7.	FORECASTS	13
8.	PURCHASE ORDERS	13
9.	DELIVERY	15
10.	LABELING AND PACKAGING	15
11.	ACCEPTANCE OR REJECTION	16
12.	PRICING, PAYMENT, AND COST REDUCTION	17
13.	RECORDS, AUDITS AND REPORTS	18
14.	PROTOTYPE SERVICES	19
15.	QUALITY ASSURANCE	19
16.	REGULATORY COMPLIANCE	20
17.	PRODUCT WARRANTY; EPIDEMIC FAILURE	20
18.	WARRANTY CLAIMS AND REPAIR	21
19.	PARTS SUPPLY	22
20.	PROPERTY FURNISHED TO MANUFACTURER BY COM21	24
21.	INTELLECTUAL PROPERTY OWNERSHIP	25
22.	CONFIDENTIALITY	27
23.	INTELLECTUAL PROPERTY INDEMNIFICATION	29
24.	LIMITATION OF LIABILITY	30
25.	INSURANCE	30
26.	TERM OF THE AGREEMENT	30
27.	TERMINATION	31
28.	REPRESENTATIONS	33
29.	GENERAL	33
Exhibits		Appended

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made and entered into effective December 3, 2001 ("Effective Date"), by and between Universal Scientific Industrial Co. Ltd ("Manufacturer"), a Taiwanese corporation (141, Lane351, Taiping Road, Sec. 1, Tsao Tuen, Nan-Tou, Taiwan), and Com21, a Delaware corporation ("Com21") (each a "Party" and collectively the "Parties").

RECITALS

A. Com21 is and has been engaged in the business, among others, of the development, manufacture, marketing and sale of cable modem products for various markets worldwide.

B. Manufacturer is and has been engaged in the business, among others, of manufacturing its customers' products on a contract basis.

C. The Parties intend by this Agreement to provide for Manufacturer to manufacture certain of Com21's products.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. DEFINITIONS

In addition to the definitions appearing elsewhere in this Agreement, the following words and phrases shall have the meanings indicated:

1.1. "Affiliates" shall mean any entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting powers of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority or otherwise having power to control such entity's general activities, but only for so long as such ownership or control shall continue.

1.2. "Ancillary Technology" shall mean all test programs, tooling, fixtures, and other items provided to Manufacturer by Com21 as described on Exhibit 1.2.

1.3. "Com21 Proprietary Component" shall mean any component which Manufacturer cannot license or purchase without Com21's express authorization, including but not limited to, Com21 proprietary software.

1.4. "Com21 Vendor" shall mean any producer or supplier of all or any portion of a Part that has been identified by Com21 on Com21's approved vendor list (or "AVL") for such Product as the source of certain Parts to be used by Manufacturer in the manufacture of such Product.

1.5. "Create" when used with reference to Proprietary Information means to conceive, make, develop, reduce to practice, author, or otherwise materially and substantially contribute to the existence of such Proprietary Information, such that the Proprietary Information that results can be fairly and reasonably attributed in whole or in material part to such contribution. Other forms of the word "Create" (e.g., Created, Creation, etc.) shall have substantially the same meaning as required by the context. Proprietary Information that is "Created Jointly" shall apply to all Proprietary Information that (i) qualifies for patent protection in any jurisdiction under which jurisdiction's laws the signature or cooperation or identification of more than one Party or their respective employee(s), agent(s) or contractor(s), as an inventor, is appropriate or required, or must or should be sought or made in connection with any related application, to obtain such protection, or (ii) was Created in whole or in material part by employee(s), agent(s) or contractor(s) of both Parties acting in concert or cooperation.

1.6. "Delivery Leadtime" shall mean the number of days between the date a purchase order is delivered by Com21 to Manufacturer and the date the relevant Product is delivered to the appropriate delivery location.

1.7. "Derivative" shall mean (i) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by or is a Trade Secret or is otherwise Proprietary Information, any new material derived from such existing Trade Secret material or Proprietary Information, including but not limited to new material which may be protected by copyright, patent or Trade Secret.

1.8. "Design Specification" shall mean all or any part of a description of a Product's physical, functional or technical elements, attributes, requirements or performance, related to or used in its design, manufacture, testing, operation and repair, whether in human, machine- readable or other form. Without limiting the foregoing, a "Design Specification" may include, without limitation, bills of materials; schematic diagrams, approved vendor lists, parts, general and special fabrication and assembly drawings and procedures; computer aided design and manufacturing files; unique material specification control drawings; manufacturing materials and chemistry; test procedures, software and equipment; component and other source control drawings; quality plans including source inspection procedures, yield targets and process audit plans; mechanical models; standard assemblies; estimated process flows and times; assembly fixtures and special tools and drawings.

1.9. "Disclose" shall mean to use, deliver, communicate or provide, or to use or benefit in any way or form including, by way of example and without limitation, in writing; electronically; in machine readable form; by demonstration; in tangible form; by access to plans, diagrams or equipment; or orally. Other forms of the word "Disclose" (e.g., Disclosure, Discloses, etc.) shall have substantially the same meaning as required by the context.

1.10. "Disclosing Party" shall mean a Party hereto that discloses its Proprietary Information to the other Party.

1.11. "Dispose" shall mean to practice, make, have made, use, license, grant rights to sublicense, lease, sell, Disclose, assign, encumber, dispose or otherwise exercise an incident of ownership. Other forms of the word "Dispose" (e.g., Disposition, Disposal, etc.) shall have substantially the same meaning as required by the context.

1.12. "Effective Date" shall mean the date of execution of this Agreement as first above written.

1.13. "Exclusivity Termination Trigger" shall mean the occurrence of an event described in Paragraph 3.2.

1.14. "Flexibility Parameters" shall have the meaning described in Exhibit 8.2.

1.15. "Incorporate" shall mean include as a constituent part. Other forms of the word "Incorporate" (e.g., Incorporated, etc.) shall have substantially the same meaning as required by the context.

1.16 "Invention" shall mean any invention, discovery, process, art, method (including mathematical algorithms), machine, manufacture, composition of matter, or improvement thereof, whether or not patented or patentable, to the extent that it is or is qualified to be the subject of an intellectual property right or intellectual property protection under the laws of any applicable jurisdiction under any applicable legal theory, including but not limited to rights or protections under patent, trade secret, or copyright laws or principles.

1.17 "LIBOR Rate" shall mean the rate appearing on the Telerate page 3750 or on any successor page as the London Interbank offered rate for deposits in US dollars.

1.18 "Made Known" shall mean made known, received, developed, possessed or communicated, at any time before or after the Effective Date. "Rightfully Made Known" shall mean Made Known without, and "Wrongfully Made Known" shall mean Made Known with, any violation of any legally protectable and/or enforceable express or implied right, title, duty or obligation of the owner of such Proprietary Information or third Parties from, by or through whom such knowledge passed.

1.19 "Manufacturing Specifications" shall mean COM21's written specifications regarding the processes for the manufacture of the Products provided to Manufacturer. In cases where the specific processes are not covered by these specifications, industry standard specifications shall apply including IPC-A-610-C.

1.20 "Manufacturing Standards" shall mean information that describes the processes, procedures and requirements specifically related to the manufacture of any Product. Without limiting the foregoing, a "Manufacturing Standard" may include assembly machine programs; reflow profiles; assembly aids; process flows; standard assembly instructions; process control plan; overall process definition; work instructions; process and machine capabilities; design review report; first article inspection reports; personnel qualification requirements, and Quality Improvement Plan.

1.21 "Owning Party" shall mean a Party to the extent that such Party has an ownership interest in any Proprietary Information.

1.22 "Part" shall mean any materials, parts or components used in the Products.

1.23 "Product" shall mean any of those products identified in Exhibit 1.23 attached to this Agreement.

1.24 "Production File" shall mean the definitive manufacturing specifications for each Product and shall include the most recently effective Design Specification and Manufacturing Standards.

1.25 "Proprietary Information" shall mean information or material relating to the existing or prospective business of Manufacturer, Com21 or third parties or to this Agreement, any information contained therein or Created therefrom, and any Derivatives thereof, including, by way of example and without limitation, technical, and/or business information such as processes, methods, techniques, systems, subroutines, source code, object code, documentation, diagrams and flow charts, analyses (including computer simulations), results, reports and information of all kinds Disclosed in writing by the Disclosing Party to the Receiving Party to permit the Parties to perform their obligations under this Agreement. "Proprietary Information" shall also include Inventions, Works and Trade Secrets. Proprietary Information shall not include any information or material to the extent that the Receiving Party proves by a preponderance of the evidence that such information or material has been or becomes:

1.25.2 Rightfully Made Known to the Receiving Party without obligation of confidence; or

1.25.3 Rightfully Made Known to third parties who are neither under obligation of confidence nor who treat such Proprietary Information confidentially.

1.26 "Proprietary Rights" shall mean, in any country, (i) the right to file patent applications and any rights under patent applications; (ii) rights under a grant of letters patent or any similar form of statutory protection for inventions, such as utility model protection and industrial design protection; (iii) rights under copyright, trade secret, mask work or trademark law; and (iv) any other protectable intellectual property rights.

1.27 "Prototype" shall mean a pre-production or pilot prototype, engineering or design sample, or production verification prototype.

1.28 "Purchase Order" shall mean a Com21 purchase order issued to Company A pursuant to the provisions of this Agreement.

1.29 "Receiving Party" shall mean a Party hereto that receives Proprietary Information of the other Party hereto.

1.30 "Standard Material Cost" shall mean the unburdened current cost of inventory calculated in a similar manner to the formula in Exhibit 1.30. This should accurately reflect the cost of material to Manufacturer net of any discounts, rebates, favorable payment terms, and the like.

1.31 "Term" shall mean the period of time that begins on the Effective Date and ends upon Termination.

1.32 "Termination" means the time at which this Agreement terminates as provided or referenced in Paragraph 26.

1.33 "Trade Secret" shall mean information Made Known to either Party, that is maintained by a Party in reasonable confidence such that it is not generally known and used in the Party's industry, and which gives or may give the Party a competitive, technical or other business advantage over the other Party, or third parties, who do not possess, know or use it.

1.34 "Work" shall mean a work of authorship protectable under the copyright laws of an applicable jurisdiction, or a mask work protectable under the semiconductor chip protection laws of any applicable jurisdiction.

2. PURCHASE AND SALE OF PRODUCTS

During the Term and subject to the provisions of this Agreement, Manufacturer shall manufacture and deliver or provide to Com21, and Com21 shall purchase from Manufacturer, Products, and such other goods and services as this Agreement requires or as the Parties may otherwise mutually agree in writing.

3. EXCLUSIVITY

3.1. Products

During the period commencing on the Effective Date and expiring six (6) months thereafter ("Exclusivity Period"), Com21 shall purchase from Manufacturer all Com21's requirements for Products except as otherwise expressly provided in this Agreement. After the Exclusivity Period, or after an Exclusivity Termination Notice, Com21 shall only be obligated to purchase from Manufacturer such of the Products and in such quantities as Com21 may determine in its sole discretion. Nothing in this Agreement shall be construed or deemed to require Com21 to order any particular quantity of any Product, nor constitute any warranty or representation by Com21 in that regard.

Nothing in this Agreement shall require Com21 to purchase any Product from Manufacturer to the extent such requirement would violate, prevent or frustrate the purpose or benefit of any extraordinary Com21 contract or business relationship that may arise after the Effective Date, including those requiring local manufacturing, or those which arise in connection with any business acquisition or change of control.

3.2. Exclusivity Termination Triggers

In addition to any other rights or remedies available to Com21, the following events shall constitute Exclusivity Termination Triggers:

3.2.1. Manufacturer's material breach of this Agreement that is by its nature incurable or that remains uncured after notice and reasonable opportunity to cure;

3.2.2. Manufacturer's breach of Paragraph 12.1.4 or 12.1.5;

3.2.3. Manufacturer's failure to maintain price competitiveness with regard to its manufacturing services, or failure to undertake cost reductions strategies as herein described. Com21 agrees that as a baseline, the prices agreed between the Parties as of the Effective Date are deemed competitive; and

3.2.4. Manufacturer's failure to ensure the manufacturing and assembly of Com21 Products, including all associated data, is wholly segregated and protected from any product built on behalf of any competitor to Com21.

3.3. Exclusivity Termination Process

In the event of an Exclusivity Termination Trigger, Com21 shall provide written notice thereof to Manufacturer, and within three (3) business days thereafter the Parties' most senior business executives then available who have decisional authority over this Agreement shall meet and confer regarding such Exclusivity Termination Trigger and the consequences thereof. If within five (5) business days after such notice the Parties have not mutually agreed upon a resolution of the circumstances that constitute or relate to the Exclusivity Termination Trigger, Com21 may deliver to Manufacturer an Exclusivity Termination Notice. Such Exclusivity Termination Notice shall have the effect described elsewhere in this Agreement.

4. PRODUCTION FILES

4.1. Design Specifications

Within a reasonable time following the Effective Date, Com21 shall furnish to Manufacturer any Design Specifications, Manufacturing Specification and any Manufacturing Standard, in the form historically used by Com21 to produce each Product.

Manufacturer acknowledges that, although Com21 will furnish the Design Specifications, Manufacturing Specification and any Manufacturing Standard in the form historically used by Com21 to produce each Product, Com21 makes and has made no representations or warranties with respect to Manufacturer's ability to produce Products or achieve any particular results from its use of such Design Specifications, Manufacturing Specifications and any Manufacturing Standards furnished by Com21.

4.2. Manufacturing Standards

Manufacturer at its expense shall review each Design Specification and Manufacturing Standard submitted by Com21 promptly upon receipt and, consult with Com21 and its subcontractors as necessary or advisable for the purposes of this Paragraph 4. Promptly thereafter, and from time to time during the Term, Manufacturer shall advise and make recommendations to Com21 regarding all relevant matters that may affect each Design Specification and Manufacturing Standard as such matters may relate to Manufacturer's preparation of preliminary or final Manufacturing Standards, or changes thereto, including but not limited to sourcing and qualifying components, cost analysis, and Product modifications for unit cost reduction. Com21 may, at its option, participate in all such Manufacturer activities.

For each Product, Manufacturer shall submit to Com21 preliminary Manufacturing Standards that comply with the relevant Design Specification and Manufacturing Specifications within a reasonable time after Com21 delivers its Design Specification to Manufacturer.

As soon as practicable after Manufacturer delivers the preliminary manufacturing procedures to Com21, Com21 and Manufacturer shall review them jointly. Manufacturer shall deliver proposed final Manufacturing Standards to Com21 within one (1) week after Com21's approval of the preliminary Manufacturing Standards and, upon Com21's approval of the proposed final Manufacturing Standards, such Manufacturing Standards shall be deemed established as to the relevant Product.

4.3. Production File

Manufacturer shall maintain, for each Product, a Production File that (i) includes the Design Specifications and final Manufacturing Standards; and (ii) complies with all relevant provisions of this Agreement, including the Manufacturing Specifications. Manufacturer shall promptly identify to Com21 any Production File information that Manufacturer considers Manufacturer's Proprietary Information.

5. PRODUCTION CAPABILITY

5.1. Capacity

During the Term and as otherwise provided in this Agreement, Manufacturer shall maintain the labor, materials and facilities necessary to produce and deliver to Com21 all Products, services, activities and other things required of Manufacturer under this Agreement. The Parties will amend Exhibit 1.23 ("Products") to appropriately manage end-of-life, inactive or discontinued Products.

5.2. Materials

Manufacturer shall provide or acquire all Parts necessary to perform Manufacturer's obligations under this Agreement from the applicable Com21 Vendor(s). Com21 may instruct Manufacturer to change specific Parts or procedures for the manufacture or assembly of any Product(s) by following the change procedure described in Paragraph 5.4, subject to reasonable adjustment of price and delivery schedule equitably attributable to such change.

Com21's liability for such Parts shall be limited to the provisions of Exhibit 8.2.

5.3. Product Manufacture

Manufacturer shall manufacture, assemble and test each Product in accordance with its Production File at a Manufacturer facility that has been approved by Com21 in writing. Manufacturer will not change the location of manufacture, including without limitation different facilities or different production lines within the same facility, without Com21's prior written approval.

Manufacturer shall not subcontract or delegate any portion of the manufacture, assembly or testing of the Products to third parties without Com21's express written approval, which may be granted or withheld by Com21 in its sole discretion.

Manufacturer shall not, without Com21's prior written approval, include electronic components in the Products: (i) which have a component manufacturer's date code which is older than eighteen (18) months; OR (ii) that were received by the Manufacturer more than 12 months prior to the planned date of assembly. The Manufacturer may request a waiver for specific parts by demonstrating that the components pass a solderability test per IPC J-STD-002. The components may be used after the Manufacturer has received written approval from Com21.

Manufacturer shall keep documentation sufficient to verify its compliance with this Paragraph 5.3 and shall promptly provide such documentation to Com21 upon request.

5.4. Production File Changes

5.4.1. Initiated by Com21

From time to time during the Term, Com21 may issue a change request by giving an Engineering Change Order ("ECO") to Manufacturer that states one or more changes to a Production File or the Manufacturing Specifications.

Com21's ECO shall specify whether Com21's requested change is a Class 1 ECO or Class 2 ECO. A "Class 1 ECO" is an engineering change that must be implemented within Twenty Four (24) hours after receipt of notice and before additional Products are delivered to Com21. A "Class 2 ECO" is an engineering change that will be implemented at a mutually agreeable time.

Manufacturer shall, without additional charge to Com21 and within the time specified in the ECO but generally not more than two (2) business days from Com21's issuance of the ECO, provide information regarding factors that may affect implementation of the changes described in the ECO. This shall include any special costs associated with implementation or special research required to validate the proposed change, and any cost impact on the Product.

If, after receiving Manufacturer's response, Com21 wishes to implement the changes described in the ECO, Com21 shall issue a Final or Released ECO to Manufacturer.

5.4.2. Initiated by Manufacturer

If Manufacturer wishes to initiate a change to a Production File or the Manufacturing Specifications, Manufacturer shall furnish to Com21 a proposed change notice ("Proposed Change Notice") together with information regarding factors that may affect implementation, and cost associated with implementation (one-time and on-going). Manufacturer shall supplement the Proposed Change Notice with such additional information as Com21 may reasonably request at any time ("Supplemental Information"). Com21 shall not be deemed to have completed its assessment, and shall be under no obligation to respond to a Proposed Change Notice, until Com21 has received and analyzed the Proposed Change Notice, the Supplemental Information, and such other information regarding the business, financial and technical particulars as Com21 may in its sole discretion deem necessary or advisable. Com21 may decline any Proposed Change Notice in Com21's absolute discretion. If Com21 wishes to implement an engineering change as described in Manufacturer's Proposed Change Notice, Com21 shall issue a Final ECO to Manufacturer.

For change requests initiated by Manufacturer, Manufacturer will be responsible for all tooling and other costs incurred and will reimburse Com21 for all expenses incurred by Com21 to qualify changes to such materials, locations or processes that are requested by Manufacturer, except as the Parties may otherwise expressly agree in writing.

5.4.3. Final ECO

A Final ECO shall be incorporated into the Production File for the applicable Product(s) on the specified implementation date. Manufacturer shall not change or modify the processes for the Products as provided in the Production File without a Final ECO from Com21.

5.4.4. Charges

For purposes of this Paragraph 5.4, any cost identified by Manufacturer as a "cost associated with implementation" shall not include, and Com21 shall not be liable for, any charges for Manufacturer's review, administration and management of an ECO.

5.5. Allocations

Manufacturer understands that by entering into an exclusive relationship, Com21 is relying solely on Manufacturer to provide a supply of Products. Therefore, with respect to any allocations of components, materials, labor or production capacity made in connection with orders placed by Com21 under this Agreement; Manufacturer warrants and agrees that during a period of shortage or unavailability, Com21 will receive from Manufacturer allocations that are commensurate with this exclusive relationship and are at least as favorable as any allocation provided to any other customer of Manufacturer.

5.6. Manufacturing Support

Each Party shall perform its manufacturing support services as described in Exhibit 5.6.

5.7. Manufacturer's Relationship with Com21 Vendors

Manufacturer shall manage its relationships with Com21 Vendors in a manner that will enhance long-term relationships with such vendors and produce benefits for both Manufacturer and Com21. Manufacturer shall use reasonable efforts to manage relationship with vendors in a manner that will not adversely impact the long-term relationships that Com21 has developed with the Com21 Vendors.

Without limiting the foregoing, Manufacturer shall, at a minimum, comply with the following obligations to ensure good component material management for the Products:

5.7.1. Ensure component level failure analysis is performed by the Com21 Vendors,

5.7.2. Expedite component returns, failure analysis and corrective actions regarding defective components with Com21 Vendors and promptly communicate this information to Com21,

5.7.3. Work with Com21 Vendors to reduce leadtimes and Standard Material Costs,

5.7.4. Address poor component yields with Com21 Vendors and promptly provide analysis and corrective plans regarding same to Com21,

5.7.5. Provide regular performance feedback to Com21 Vendors, with a copy to Com21,

5.7.6. Provide Com21 with copies of all Com21 Vendors newsletters via e-mail,

5.7.7. Permit Com21 to participate in discussions with Com21 Vendors regarding issues related to Parts Standard Material Cost and availability, and to Manufacturer's performance of this Agreement,

5.7.8. Initiate and maintain vendor qualification, performance and corrective action programs with the Com21 Vendors,

5.7.9. Assist Com21 as Com21 may reasonably request with Com21's vendor conference, and

5.7.10. Provide to Com21 any information relating to Part quality, technology trends, and such other information that Manufacturer may have and Com21 may reasonably require to maintain a competitive position in its markets.

Manufacturer shall provide each of the Com21 Vendors with non-binding, forward looking, rolling forecasts for each of the Parts and shall update such forecasts on a monthly basis, or more frequently as necessary to support Com21's business needs. Such forecasts shall reflect the share of business awards specified by Com21 for each Com21 Vendor. Manufacturer further agrees that the purchase orders placed by Manufacturer with such Com21 Vendors shall be in accordance with the business awards percentages specified by Com21.

6. PRODUCTION SUPPORT TEAMS

On or before the Effective Date each Party shall establish a team of skilled and experienced employees ("Production Support Team") which shall be the primary Product and technical interface with the other Party and serve as the focal point for the identification and resolution of any problems that may surface during the course of this Agreement. Manufacturer shall consult with Com21 and comply with Com21's reasonable requests regarding the personnel that Manufacturer designates or intends to designate as Manufacturer's Production Support Team, including the opportunity to interview and reject proposed Production Support Team candidates prior to Manufacturer assigning them to the Production Support Team. Production Support Teams shall not have the authority to amend or modify the terms of this Agreement. The Production Support Teams shall meet periodically, electronically, telephonically or otherwise as reasonably agreed by the Parties, and at least quarterly for a general review of the Parties' performance under the relationship and to establish any corrective action plans necessary to meet performance criteria set forth in this Agreement.

Manufacturer's Production Support Team shall be responsible for providing support in the following areas: (i) Com21 Vendor management; (ii) inventory control; (iii) engineering services; (iv) master scheduling; (v) document control; (vi) quality assurance; and (vii) customized reporting. In addition to the obligations described above, Manufacturer's Production Support Team shall be able to (i) respond to normal inquiries within twenty-four (24) hours, (ii) provide an initial response for urgent requests within one (1) hour, and (iii) comply with the order acknowledgment and RMA procedures set forth elsewhere in this Agreement.

7. FORECASTS

Within three (3) business days after the Effective Date, Com21 shall deliver to Manufacturer a non-binding, forward looking, six (6) month rolling forecast ("Forecast") for orders of the Products, and update such Forecast from time to time during the Term, but no less frequently than once each calendar month. Each Forecast shall state Com21's anticipated orders for each Product during the Forecast period.

8. PURCHASE ORDERS

8.1. Submission; Content

From time to time during the Term, Com21 may deliver Purchase Orders to Manufacturer in writing, via telefax or electronically, via procedures to be mutually agreed or in the same manner as specified in this Agreement for the delivery of notices. Such Purchase Orders shall include the following information ("Basic Information"), as and if applicable, and such other information as may be relevant to such Purchase Orders:

8.1.1. Deliverables (which shall include Com21 part number(s));

8.1.2. Quantities of each deliverable;

8.1.3. Unit and total prices then in effect;

8.1.4. Delivery date(s) within the applicable Product Delivery Leadtime;

8.1.5. Delivery location(s);

8.1.6. Any special packaging or shipping requirements.

Any terms, conditions or information appearing on or accompanying any of Com21's or Manufacturer's purchase orders or acknowledgments or related correspondence, other than the Basic Information, shall be of no effect unless (i) expressly permitted under this Agreement, or (ii) Com21 and Manufacturer expressly agree otherwise in a separate, signed writing.

8.2. Delivery Leadtimes

Delivery Leadtimes for each Product shall be determined by the Product's applicable delivery category specified on, and subject to change as provided in, the attached Exhibit 8.2.

8.3. Confirmation.

For all Products, Manufacturer shall notify Com21 of receipt of a Purchase Order by telephone or facsimile (and promptly confirm in writing) within two (2) business days after receipt of Com21's Purchase Order.

8.4. Order Acceptance.

A Purchase Order in the form described in Paragraph 8 above, which complies with the terms of this Agreement, (a "Complying Order") shall be deemed accepted by Manufacturer upon receipt regardless of whether or not confirmed or acknowledged by Manufacturer as provided in Paragraph 8.3. Manufacturer shall not be obligated to accept a purchase order that is not a Complying Order, nor shall Manufacturer be obligated to accept a purchase order which states quantities in excess of those Forecast and Flexibility Parameters (any of the foregoing a "Non-Complying Order"), and such a Non-Complying Order shall not be deemed accepted by Manufacturer unless Manufacturer expressly accepts it in writing. If Manufacturer determines that any purchase order is a Non-Complying Order, Manufacturer shall notify Com21 as described in Paragraph 8.3 above, and the Parties shall use their mutual reasonably diligent efforts to cause the Purchase Order to be a Complying Order, at which time it shall be deemed accepted by Manufacturer and Manufacturer shall so confirm to Com21 in writing.

8.5. Purchase Order Changes

8.5.1. Com21 shall be entitled to cancel any Purchase Order in whole or in part, or change all or any part of the Basic Information applicable to any Purchase Order, by delivering notice thereof to Manufacturer in the same manner as a Purchase Order may be delivered, and Manufacturer shall comply with any such change or cancellation. Any such change or cancellation shall be without liability to Com21 if it is within the Flexibility Parameters and, if it is not, such change or cancellation shall be subject to any relevant liability as described in Exhibit 8.2.

8.5.2. For increases or decreases in quantities ordered which fall outside of the parameters set forth in Exhibit 8.2, Manufacturer agrees to use best efforts to accommodate Com21's requested changes. 8.6. Manufacturer and Com21 agree to discuss at a mutually agreeable date the terms and conditions, if any, under which the Parties may agree to implement a kanban or demand-pull form of delivery system for the Products.

9. DELIVERY.

9.1. For purposes of this Agreement, a Product shall be deemed delivered "on time" if it conforms to the relevant warranty and acceptance criteria, was produced in conformity with the applicable Production File, and is delivered to the required delivery location or common carrier, as applicable, on or not more than three (3) days before the delivery date specified in the applicable Purchase Order.

9.2. If a delivery is not on time, or if Manufacturer reasonably expects to make a delivery that is not on time, Manufacturer shall promptly notify Com21, and unless the delay is caused by Com21, shall at no additional cost to Com21 employ accelerated measures such as material expediting fees, premium transportation costs, or labor diversion or overtime required to meet the specified delivery date or minimize the lateness of deliveries.

9.3. For deliveries to Com21, Manufacturer shall deliver Products F.O.B. Manufacturer's shipping dock to carrier(s) and freight forwarder(s) of Com21's choosing addressed to the delivery location specified in the relevant order, and shall insure against normal transportation risks. The cost of shipment and insurance shall be added to the amount payable by Com21.

9.4. Title and risk of loss to all Products shall pass to Com21 upon delivery to the common carrier at Manufacturer's shipping dock.

10. LABELING AND PACKAGING

10.1. Com21 shall provide to Manufacturer all necessary specifications, identification and artwork for the labeling of the Products and packaging under the applicable label.

10.2. Manufacturer shall package and label all Products as specified by Com21 in the Design Specification, without additional cost to Com21. Where Com21 does not specify packaging and shipping requirements in the Design Specification, Manufacturer shall package and ship Products to Com21 in a manner which (i) follows Com21's written instructions, (ii) follows good commercial practice, (iii) is acceptable to common carriers for shipment, and (iv) is adequate to ensure safe arrival. Manufacturer shall mark the outside of each shipment container with the applicable Com21 part numbers and necessary handling and lifting information. Each shipment shall be accompanied by a packing slip and source inspection acceptance report which will include Com21's part numbers, purchase order and the quantity shipped. Manufacturer further agrees to label the Products consistent for United States custom requirements for country of manufacture as well as to provide revision code and manufacturing date code labeling for the Products in the location and format specified by Com21.

10.3. If Com21 requests additional marking or labeling information on, or packaging for, the Products which is not specified in the Design Specifications and which results in a change in the cost of materials or production, Com21 and Manufacturer shall negotiate an equitable price adjustment in good faith.

10.4. Manufacturer shall not pack different Products or different configurations of the same Products in the same shipment container.

11. ACCEPTANCE OR REJECTION

11.1. Source Inspections.

Upon prior notice to Manufacturer, Com21 or its authorized representative(s) may conduct source inspections of the Products at Manufacturer's facility at which Products are being manufactured, during Manufacturer's normal business hours. Such inspections shall be based upon IPC-A-610 Class 2; MIL STD. 105, .65 AQL, Normal Inspection, Level II; and such other standards as Com21 may reasonably elect. (Note: Com21 may require a more stringent standard (IPC-A-610 Class 3) for specific products. In that event, Com21 and Manufacturer will discuss and agree on additional charges if any. For those products, inspections shall be based on IPC-A-610 Class 3.) The Parties shall mutually agree upon the timing of such inspections, which shall be conducted in a manner that does not interfere with Manufacturer's operations.

Manufacturer shall provide sufficient facilities for persons conducting such source inspections. If any Product fails the test procedure set forth in the Manufacturing Standards, Com21 may reject the entire lot of any such Products, and Manufacturer shall promptly take all steps necessary to correct such failures.

Immediately upon any rejection resulting from a source inspection, Manufacturer shall identify the cause of the failure and shall promptly take all reasonable steps to correct any such failure as described in the Manufacturing Specifications.

11.2. Incoming Inspections.

Com21 or its customers may inspect all Products within forty-five (45) days after its receipt of such Product ("Rejection Period") and may reject any Product that fails to meet the Design Specifications or Manufacturing Standards.

Com21 or its customers may also reject any quantity of goods shipped by Manufacturer in excess of those ordered, or which are delivered more than three (3) days before the scheduled delivery date. However, such overshipments or early shipments, to the extent accepted, shall be subject to all of the terms and provisions contained in this Agreement. If Com21 rejects any Products, Com21 shall notify Manufacturer in writing or follow the RMA procedure described in Paragraph 18.3 within the Rejection Period. Manufacturer shall promptly credit Com21's account for all Products rejected by Com21 and returned to Manufacturer.

11.3. General.

Manufacturer shall (i) provide Corrective Action Reports as specified in Exhibit 15.1 unless otherwise specified by Com21 in the Design Specifications or Quality Plan for the applicable Products, and (ii) record date codes, serial numbers, electronic serial numbers ("ESN numbers") and corrective action for all Products rejected by Com21. Notwithstanding anything to the contrary contained in this Agreement, inspection or failure to inspect the Products upon Delivery shall not affect Com21's rights under the warranty provisions of this Agreement.

12. PRICING, PAYMENT, AND COST REDUCTION

12.1. Prices

12.1.1. The initial unit prices to be paid by Com21 for Product(s) are set forth in Exhibit 1.23 attached to this Agreement.

12.1.2. During the term of this Agreement, adjustments to the unit prices for the Products will be made on an ongoing basis in accordance with the provisions of Exhibit 12.1.

12.1.3. Except as otherwise provided in this Agreement, unit price includes all charges for the Product(s), any related deliverable items and services, and packaging.

12.1.4. The Standard Material Cost stated by Manufacturer to Com21 during the Term for any Part supplied or to be supplied by Manufacturer to Com21 (i) fairly and accurately represents the price paid by Manufacturer for such Part, and (ii) is determined under the Method stated in Exhibit 1.30. Manufacturer warrants that prices quoted to date reflect fair and accurate prices from suppliers on Com21's AVL .

12.1.5. Manufacturer's Method of calculating the Standard Material Cost of any Part (i) is the method regularly and consistently employed by Manufacturer for internal financial reporting purposes, and (ii) includes all elements, and does not omit elements, necessary to make any statement of Standard Material Cost accurate and not misleading.

12.2. Payment

Payment shall be made net forty-five (45) days from the later of the date of shipment or the date of the invoice. Exhibit 12.2 contains additional provisions that take precedence over this paragraph. Payments shall be made in U.S. dollars unless otherwise agreed upon between the Parties.

12.3. Taxes

Where the law permits, Manufacturer shall treat Com21 as exempt from applicable state and/or local sales tax for Product(s) purchased pursuant to this Agreement. Where required by state or local law, Com21 shall provide Manufacturer with a valid reseller's exemption certificate for each taxing jurisdiction to which Manufacturer ships Product(s). When Com21 purchases Products for internal use pursuant to this Agreement, Com21 shall notify Manufacturer and shall pay any applicable sales tax to Manufacturer.

13. RECORDS, AUDITS AND REPORTS

13.1. Manufacturer shall keep complete, correct and accurate books of account containing all records that are required according to Manufacturer's business processes and policies or as required to verify performance under this agreement. Records shall be maintained for a minimum of two (2) years.

Manufacturer shall within three (3) business days after Com21's request made at any time and from time to time provide to Com21: 13.1.1. A report that identifies, by part number, quantity and such other attributes as are relevant, all finished goods, work in progress, Parts and other items held or ordered by Manufacturer (i) for which Com21 is or may become liable to pay Manufacturer under any provision of this Agreement, and (ii) in addition to the foregoing, those that Manufacturer intends to use in producing Products.

13.1.2. Access to the following types of information with respect to Manufacturer's performance of its obligations under this Agreement: component Standard Material Costs; component business awards where such awards are specified by Com21; labor time standards; yield data at board test and final test; rework and scrap rates; corrective action reports (CARs), internal audit results, supplier performance ratings; lot tracking/status information; factory cycle-time; component lead times; freight costs; inventory visibility; ECO tracking and effectiveness; and summaries of shipments and billings.

13.1.3. For the verification of component pricing, Manufacturer shall provide Com21 Standard Material Cost data for components, at the Com21 part number level. Com21, at its request, may verify Manufacturer's process for calculating the Standard Material Cost by reviewing data relating to receipt and disbursement of a reasonably representative sample of Parts. All Standard Material Cost information disclosed between the Parties shall be deemed Confidential Information. Com21 shall not reveal Standard Material Cost data to component suppliers, distributors, other contract manufacturers, or any other third parties, either directly or indirectly.

13.1.4. The most current Production File for the Product(s).

13.2. Manufacturer shall, on or before the fifth (5th) day of each calendar month during the Term, deliver to Com21 a Monthly Report as described in the attached Exhibit 13.2

13.3. Manufacturer shall permit Com21's customers reasonable inspection and access to data regarding quality, yield data at board test and final test, rework and scrap rates, lot tracking/status information, summaries of shipments, and such other non-financial manufacturing information as Com21's customers may reasonably require to confirm Com21's compliance with such customers' reasonable manufacturing requirements.

14. PROTOTYPE SERVICES

From time to time during the Term, Com21 may desire Manufacturer's help in building Prototypes. In these instances, Com21 shall notify Manufacturer of its desire, shall furnish to Manufacturer preliminary design information and the Parties shall cooperate as described in Exhibit 14.

15. QUALITY ASSURANCE

15.1. Quality Improvement Plan

In addition to the Quality Plans that are part of each Production File, Manufacturer shall establish, maintain and manage a Quality Improvement Plan for each Product that is consistent with (i) the provisions of Exhibit 15.1, and (ii) standard industry practices, to ensure that the overall reliability, quality and performance objectives stated in the relevant Production File is achieved.

15.2. ISO9000 Certification

Manufacturer shall manufacture the Product(s) at a facility that maintains ISO 9000 certification.

15.3. Other Requirements

From time to time during the Term, Com21 may request that Manufacturer obtain such other certifications and meet such other manufacturing, security, facility and other requirements as Com21 may specify.

16. REGULATORY COMPLIANCE

Manufacturer represents and warrants that its manufacturing facilities will comply, its manufacturing processes will be conducted in accordance, and its performance under this Agreement shall comply, with all applicable federal, state and local statutes, laws and regulations.

17. PRODUCT WARRANTY; EPIDEMIC FAILURE

17.1. Performance Warranty.

Manufacturer warrants to Com21 that Product(s) furnished by Manufacturer to Com21 under this Agreement, and their production, (a) shall conform to the Production File, (b) shall conform to the Manufacturing Specifications, and (c) shall be free from defects in material and workmanship furnished by or through Manufacturer under normal use and operation for a period of twenty-four (24) months from the date of delivery by Manufacturer to Com21 or its Customer.

17.2. Epidemic Failure

Except as may otherwise be provided in a Production File, in the event that, at any time within two (2) years after Delivery, more than one percent (1%) (Note: the Parties will review the failure data and may revise this percentage up or down after the first six months of production) of any given Product sold and delivered to Com21 within any six (6) month period fails to operate properly due to a similar defect then an Epidemic Failure shall be deemed to have occurred. The defect may result from problems with materials, workmanship, manufacturing processes, and/or design to the extent that Manufacturer was responsible for design. Upon notice by Com21 to Manufacturer of any Epidemic Failure, Manufacturer shall promptly develop a plan to eliminate the problem in all continuing production and to correct the problem in all affected units of Product previously sold and delivered to Com21 during said two (2) year time period. Manufacturer shall submit such plan to Com21 for Com21's acceptance. Upon receiving Com21's approval of such plan,

Manufacturer shall implement the corrective action at its expense. If such plan is not acceptable to Com21, then Com21 can require Manufacturer to repair or replace, at Com21's option, the affected Product at Manufacturer's cost. The parties agree to use reasonable efforts to complete the repair or replacement of the affected Product within twenty (20) days after written notice of such Epidemic Failure is provided to Manufacturer. For epidemic failures that are affecting current production, Manufacturer shall identify the problem and develop a plan to solve it within twenty four (24) hours of Com21's notice.

In the event of an epidemic failure due to a common cause which is neither (A) otherwise covered by the previous Paragraph; nor (B) due to (i) a Com21 Product design, (ii) Com21-supplied test design, or (iii) a Com21 Proprietary Component; the Parties will use reasonable efforts to determine, address and resolve such failure and its consequences. 17.3. Manufacturer may from time to time express concerns that a component supplier on Com21's AVL may not be able to meet quality expectations based on data the Manufacturer has about historical performance. The Manufacturer should submit these concerns to Com21 in writing and provide sufficient information to allow Com21 to understand the concerns. Where possible, the Manufacturer should also provide alternate suppliers that can meet the quality expectations. Based on the input, Com21 may choose to have the Manufacturer shift the business to one of the alternate suppliers. In the event that Com21 does not move the business, or does not work with the Manufacturer and the component supplier to correct the quality deficiencies, then the Manufacturer will be released from obligations of Paragraph 17.2 for a failure of that specific component from that specific supplier, for any product produced after the date of notification to Com21.

Warranty Exclusions

The warranties set forth in this article shall not apply to any claims, problems or defects which are the result of designs specified in the Design Specifications, normal wear and tear, mishandling, misuse, neglect or improper testing or repair by other than Manufacturer or its authorized representative. These warranties shall survive inspection, acceptance and payment.

THE WARRANTIES CONTAINED IN THIS ARTICLE ARE IN LIEU OF, AND MANUFACTURER EXPRESSLY DISCLAIMS AND COM21 WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

18. WARRANTY CLAIMS AND REPAIR

18.1. Com21 shall promptly notify Manufacturer of any breach or alleged breach of the warranties contained in Paragraph 17. Manufacturer and Com21 or Com21's customers shall follow the RMA procedure described in Paragraph 18.3 below to return to Manufacturer Product(s) that are defective or that need repair or replacement. Manufacturer, at Manufacturer's expense and at Com21's option, shall either replace or repair Products which are or become defective during the warranty period and Deliver the Products to the location designated by Com21 within five (5) days after Manufacturer's receipt of the rejected Product(s).

18.2. In connection with warranty repair or replacement, Manufacturer shall:

18.2.1. Use repair/rework processes that are part of the Production File or otherwise approved by Com21 in writing;

18.2.2. Record and report to Com21, in writing, date codes, serial numbers, and corrective action for all Product(s) returned for repair or replacement;

18.2.3. Furnish Corrective Action Reports as required by Exhibit 15.1; 18.2.4. Update Product(s) to the latest engineering change level;

18.2.5. Pay all shipping costs associated with Products returned for repairs during the warranty period;

18.2.6. Repair or rework any given Product not more than two (2) times;

18.2.7. Retest Products as specified in the Manufacturing Standards prior to a redelivery;

18.2.8. Return repaired, reworked or replacement Products in separate shipments from Com21's scheduled Product orders; and

18.2.9. Provide statistics to Com21 on no problem found (or "NPF") returns on a quarterly basis.

18.3. RMA Procedure

To return a Product to Manufacturer as provided by Paragraphs 11 and 18, Com21 shall, request a Return Material Authorization ("RMA") number from Manufacturer. Manufacturer shall provide the RMA number in writing to Com21 within two (2) business hours after receipt of any request. After receipt of the written RMA number, Com21 shall return to Manufacturer the rejected or defective Product, freight collect and properly insured, in its original shipping carton (if available) with the RMA number displayed on the outside of the carton. Manufacturer shall, at Com21's request, provide Com21 with pre-issued RMA numbers.

18.4. In-Field Warranty Repair

Com21 in the exercise of its sound business judgment may from time to time determine that warranty repair of certain Products or for certain customers should be undertaken at or near the customer's place of business. In such event, Com21 shall notify Manufacturer of such determination and the Parties shall thereupon immediately cooperate with each other to (i) determine whether the affected Product's condition constitutes a breach of any Manufacturer warranty and (ii) undertake such repair. If the affected Product's condition constitutes a breach of any Manufacturer warranty, Manufacturer shall either undertake such repair, or reimburse Com21 for its reasonable cost of such repair.

19. PARTS SUPPLY

19.1. By Manufacturer

Manufacturer shall, upon Com21's request made at any time and from time to time, sell to Com21 or its subcontractors:

19.1.1. During the Term of this Agreement, all finished goods, work in progress, Parts and other items held or ordered by Manufacturer (i) for which Com21 is or may become liable to pay Manufacturer under any provision of this Agreement; and (ii) in addition to the foregoing, those that Manufacturer intends to use in producing Products. The prices for any items shall not exceed what Com21's liability would have been for the items as described in Exhibit 8.2 if Com21 had canceled its orders for Products.

19.1.2. During the Term of this Agreement, Parts Com21 may reasonably require for all Products purchased by Com21 from Manufacturer. Prices for the Products shall not exceed Manufacturer's Standard Material Cost for procuring the Parts plus the material markup specified in Exhibit 1.23. Com21 acknowledges that prices for Parts shall be subject to adjustment for increased costs in procurement of materials and manufacturing after cessation of production of the Product for which such Parts are supplied.

19.2. Discontinued Parts.

In addition to its obligations under Paragraph 19.1 above, Manufacturer shall: (i) inform Com21 of all last-time buy notifications for Parts promptly (typically within 48 hours) upon Manufacturer's receipt of such notifications; (ii) advise Com21 if a last-time buy is the most economical procurement strategy for such Parts as to which such a notification is received (especially custom Parts which may require tool maintenance and set-up charges that far outweigh piece part Standard Material Costs); and (iii) assist Com21 as reasonably requested to negotiate supply of any Parts subject to a last-time buy. Com21 may then buy, and Manufacturer will supply, such quantities as Com21 deems necessary to fulfill the remainder of its Product support requirements (i.e., "last-time buy.") If Com21 determines that a final buy is not financially favorable due to the length of the remaining support period for the Part(s), Manufacturer will assist Com21 in finding a third party supplier that can continue to support the Part(s) through manufacturing.

19.3. Restricted Materials and Last Time Buys.

Any Parts ordered or obtained by Manufacturer from or for Com21 that are subject to restricted, limited or otherwise problematic availability, including those that are subject to last-time buy or limited allocation, shall be held and used by Manufacturer exclusively to perform its obligations under this Agreement.

19.4. By Com21

Manufacturer shall purchase, and assist Com21 to Dispose of, Parts from Com21's inventory before purchasing such Parts from other sources. All purchases will be priced at the Standard Material Cost used to establish product pricing or at a price that the Parties shall mutually agree. Other terms and conditions will be consistent with Manufacturer's sale of Product to Com21. Manufacturer will continue to buy these Parts from Com21 until the supply is exhausted or until no forecasted requirements exists for the Parts. In the event that Manufacturer does not purchase Com21 inventory in accordance with the foregoing, (i) Com21 shall be deemed to have sold inventory on such Parts to Manufacturer and shall immediately take a credit against invoices due Manufacturer; and (ii) in no event shall such Parts be, or be deemed to be, Excess Inventory or Obsolete Inventory.

20. PROPERTY FURNISHED TO Manufacturer BY Com21

20.1. Com21 Property

Unless otherwise agreed in writing by Com21, and notwithstanding the provisions of Paragraph 21, all designs, specifications, drawings, special dies, molds, patterns, jigs, fixtures and any other property furnished to Manufacturer by Com21, or specifically paid for by Com21, for use in the performance of this Agreement shall be and remain the sole property of Com21, shall be marked as Com21 directs to evidence its ownership thereof, shall be subject to return to Com21 or other disposition at any time upon Com21's instruction, shall be used exclusively in the furnishing for Com21 of goods and/or providing of services for Com21 and shall, in the case of tangible property, be insured by Manufacturer, at Manufacturer's expense, while in its custody or control in an amount equal to the replacement cost thereof, with loss payable to Com21.

Manufacturer shall furnish to Com21 a copy of the policy or certificate of such insurance upon demand. Manufacturer shall execute and deliver to Com21 such other or further agreements relative to property furnished by Com21 to Manufacturer as may be requested by Com21. With respect to such property, Manufacturer at its expense shall (i) obtain any consumable material required for its operation, (ii) perform all routine maintenance, and (iii) perform all repairs necessitated by accident, misuse, abuse or neglect. Com21 shall be responsible to perform or pay for repairs due to reasonable wear and tear, provided that Manufacturer first notifies Com21 of the need for such repairs and cooperates with Com21 regarding the nature and source of such repairs. Manufacturer shall, upon Com21's request, furnish to Com21 a written report listing the Com21 property in Manufacturer's possession.

As of the Effective Date, the property Com21 is furnishing to Manufacturer under this Paragraph 20.1 is listed on Exhibit 20.1 attached hereto.

20.2. Technology License

Com21 grants to Manufacturer a revocable, non-exclusive, non- transferable, non-sublicenseable, royalty-free license to (i) possess, use and have used the Ancillary Technology exclusively for Com21's benefit; and (ii) purchase or license from Com21 such of the Com21 Proprietary Components as is reasonably necessary for Manufacturer to produce Products exclusively for purchase by Com21 under this Agreement.

20.3. Com21 Trademark License

Subject to the terms and conditions of this Agreement, Com21 hereby grants to Manufacturer a personal, non-exclusive, non-sublicensable, non-transferable, royalty-free, license to use during the Term such Com21 trademarks as may reasonably relate to the Products ("Com21 Marks"), to the extent reasonably required to perform Manufacturer's obligations under this Agreement.

Manufacturer hereby acknowledges and recognizes Com21's exclusive worldwide ownership of the Com21 Marks and agrees not to take any action inconsistent with such ownership. Manufacturer acknowledges that its use of the Com21 Marks pursuant to this Agreement and any goodwill established thereby shall inure to the sole benefit of Com21. Manufacturer shall support Com21 in policing the use of the Com21 Marks and shall cooperate with Com21 in protecting the Com21 Marks, including cooperating in becoming a registered user of such Com21 Marks. Such cooperation by Manufacturer shall be at the sole expense of Com21. Manufacturer shall promptly notify Com21 of any infringement of the Com21 Marks that comes to Manufacturer's attention. Manufacturer shall not attempt to register with any trademark office, anywhere in the world, any trademark or other mark that is confusingly similar to any of the Com21 Marks or that otherwise infringes or dilutes any of the Com21 Marks.

Manufacturer shall not modify any Product bearing a Com21 Mark in such a manner as to detract from the favorable reputation enjoyed by the Com21 Marks. Manufacturer shall not take or permit to be taken any actions which would detract from the goodwill or favorable reputation associated with the Com21 Marks.

21. INTELLECTUAL PROPERTY OWNERSHIP

Except as expressly agreed by the Parties in this Agreement, or in a formal written amendment to this Agreement signed by duly authorized officers of each Party:

21.1. Ownership of Proprietary Information that is Created solely by one Party. The "Owning Party" for purposes of this Agreement of all Proprietary Information owned by a Party or Created solely by a Party, whether before or after the Effective Date, shall be determined as follows:

21.1.1. All Proprietary Information which is not a Derivative of any Proprietary Information of the other Party shall be the sole and exclusive property of, and be deemed the Proprietary Information of, the Party who owned or Created the Proprietary Information.

21.1.2. All Proprietary Information which is a Derivative of any Proprietary Information of the other Party but which is not a Derivative of any Proprietary Information of the Party who so Creates, shall be Disclosed in writing to the other Party by the Party who so Created, and shall be deemed the Proprietary Information of the other Party.

21.1.3. All Proprietary Information which is a Derivative of any Proprietary Information of the other Party, and which is also a Derivative of any Proprietary Information of the Party who so Creates, shall be Disclosed in writing to the other Party by the Party who so Created, and shall be the Parties' joint property.

21.2. Ownership of Proprietary Information that is Created Jointly by the Parties.

The "Owning Party" for purposes of this Agreement of all Proprietary Information Created Jointly by the Parties, whether before or after the Effective Date, shall be determined as follows:

21.2.1. All Proprietary Information Created Jointly by the Parties which is a Derivative of any Proprietary Information of one Party who so Creates, and which is not a Derivative of any Proprietary Information of the other Party who so Creates, shall be Disclosed in writing to the Party from whose Proprietary Information it is a Derivative or whose Proprietary Information it incorporates, and shall be deemed the Proprietary Information of such Party.

21.2.2. All Proprietary Information Created Jointly by the Parties which is a Derivative of any Proprietary Information of one Party who so Creates, and which is also a Derivative of any Proprietary Information of the other Party who so Creates, shall be Disclosed in writing by each Party to the other, and shall be the Parties' joint property.

21.2.3. All Proprietary Information Created Jointly by the Parties which is not a Derivative of Proprietary Information of either such Party, shall be Disclosed in writing by each Party to the other, and shall be the Parties' joint property.

21.3. Ownership of any other Proprietary Information.

21.3.1. Ownership, whether solely by any Party or jointly by the Parties, and all related rights in, to and of, all Proprietary Information that is Created under circumstances not specified in Paragraph 21.1 or

21.2 above shall be agreed upon by the Parties in good faith and, failing such agreement, shall be submitted to arbitration.

21.4. Effect of Joint Ownership on Disposition of Proprietary Information. Except as provided herein, either Party shall be free to Dispose of any Proprietary Information that is such Party's joint property, as determined under this Agreement, independently of and without accounting to any other Party therefor, subject always to the other Party's equal and concurrent right to likewise so Dispose of such joint property, provided always, that neither Party may Dispose of such joint property to the extent that such Disposition would result in or require Disclosure of the other Party's Proprietary Information of which the joint property was a Derivative or which is Incorporated in the joint property, if any.

21.5. Effect of Joint Ownership on Patent and Copyright Prosecution and Enforcement.

21.5.1. Either Party who jointly owns any Proprietary Information, as determined under this Agreement, shall cooperate with any other Party who jointly owns such Proprietary Information (i) in filing and prosecuting applications for patent and copyright protection of any jointly owned Proprietary Information that is reasonably subject to such protection in any jurisdiction any such Party deems appropriate, and (ii) in enforcing patent rights and copyrights in such Proprietary Information against others in any jurisdiction the requesting Party deems appropriate.

21.5.2. Notwithstanding Paragraph above, neither Party may file or prosecute nor require any other Party to cooperate in the filing or prosecution of an application for patent protection or copyright, and neither Party may enforce or require any other Party to cooperate in enforcing patent rights and copyrights for patent protection or copyright, to the extent that such filing, prosecution, cooperation or enforcement would result in or require public or otherwise damaging Disclosure of any the other Party's Proprietary Information of which the joint property is a Derivative or which is Incorporated in the joint property, if any.

21.5.3. Any Party requesting cooperation under Paragraph 21.5.1 or Paragraph 21.5.2 above shall bear all expenses associated therewith, except that the Parties who jointly own any Proprietary Information, as determined under this Agreement, shall equally bear the expense of filing and prosecuting applications for patent protection in the United States of America of such jointly owned Proprietary Information.

21.6. Limitation on Transfer of Proprietary Information. Except as expressly provided herein, nothing in this Agreement shall operate to create or transfer an ownership, license or other proprietary interest in any Proprietary Information, nor require the Disclosure by an Owning Party of any of its Proprietary Information, nor restrict, inhibit or encumber any Owning Party's right or ability to Dispose of, use, distribute, Disclose or disseminate in any way its own Proprietary Information or to release or modify by further agreement the obligations of the other Party or Others with respect to such Owning Party's Proprietary Information.

22. CONFIDENTIALITY

22.1. A Receiving Party shall, with respect to an Owning Party's Proprietary Information:

22.1.1. Restrict access thereto to such of its employees and consultants who need to know it in order for the Receiving Party to perform its obligations under this Agreement and who agree to be bound by an obligation of confidence no less protective of the Disclosing Party's Proprietary Information than the provisions of this Agreement;

22.1.2. Not use Proprietary Information disclosed to it pursuant to this Agreement for any purposes other than those expressly permitted by this Agreement; and

22.1.3. Not disclose Proprietary Information disclosed to it pursuant to this Agreement to any third Party.

22.2. Each Receiving Party shall protect the Disclosing Party's Proprietary Information using at least the same degree of care it employs to avoid disclosure of its own Proprietary Information of a similar nature, provided such degree of care is not less than reasonable under the circumstances. The obligations and restrictions provided in this Paragraph 22 shall survive expiration or termination of this Agreement.

22.3. A Disclosing Party's Proprietary Information and any tangible or electronic medium on or by which it is or has been Disclosed to, possessed, or reproduced by the Receiving Party, shall at all times be the Disclosing Party's sole and exclusive property. The Disclosing Party may at any time, by written notice, revoke in whole or in part any permission given to the Receiving Party under this Paragraph 22 to use, possess or Disclose its Proprietary Information. Upon such revocation, or upon any written request, the Receiving Party shall immediately and unconditionally deliver to the Disclosing Party all of the Disclosing Party's Proprietary Information and any tangible or electronic medium on or by which it is or has been Disclosed to, possessed, or reproduced by the Receiving Party.

22.4. Except as otherwise provided in this Agreement, the Disclosure of Proprietary Information shall not be construed as granting the Receiving Party any rights with respect to the other Party's Proprietary Information or any license under any patents, patent applications, copyrights and/or other intellectual property rights to which the Disclosing Party may then or thereafter own or hold licensing rights.

22.5. Disclosure of any Proprietary Information by a Receiving Party hereunder shall not be precluded if such Disclosure is (a) in response to a valid and legally-enforceable order of a court or other government body or any political subdivision thereof; or (b) otherwise required by law, provided, however, that the Receiving Party before making such Disclosure must first (i) immediately upon receipt of such order notify the Disclosing Party of such order; and (ii) make and cooperate with the Disclosing Party in making, if available under applicable law, a good faith effort to obtain a protective order or other appropriate determination against or limiting disclosure or use of the Proprietary Information.

22.6. Each Disclosing Party shall endeavor to affix or incorporate in any tangible Proprietary Information it Discloses to the Receiving Party an appropriate statement identifying the information as the Disclosing Party's Proprietary Information, such as "[Disclosing Party] Proprietary Information", or "[Disclosing Party] Confidential Information", or words of like meaning, clearly expressed. The Disclosing Party shall, after Disclosing Proprietary Information other than in tangible form, endeavor to: (i) promptly confirm the Disclosure, (ii) reduce the Proprietary Information to writing and (iii) identify the information as the Disclosing Party's Proprietary Information in the manner described above. However, the Disclosing Party's failure to so affix or incorporate or confirm shall not affect such information's or material's character as the Disclosing Party's Proprietary Information under this Agreement.

23. INTELLECTUAL PROPERTY INDEMNIFICATION

23.1. By Manufacturer

Manufacturer shall defend, indemnify and hold harmless Com21, its Affiliates and its and their customers from and against any costs, expenses, damages, judgments and liabilities of any kind, including reasonable attorneys' fees and costs, arising from or related to any claim, suit or other action against Com21, any of its Affiliates or its or their customers to the extent such claim, suit or action is based upon an assertion that (i) the Manufacturing Standards, Manufacturer's Proprietary Information or any portion thereof, or (ii) the Product(s) where such claim, suit or action relates to the Manufacturing Standards or Manufacturer's Proprietary Information; infringe any third party's copyright, trade secrets, patent, trademark and/or trade name, and Manufacturer shall pay the amount of the settlement or the costs, damages and attorneys' fees and costs finally awarded by a court in any such suit or action, provided that Com21:

23.1.1. promptly gives Manufacturer notice of any such claim or threatened or actual suit or action;

23.1.2. gives Manufacturer sole control of the defense and settlement of such claim, suit or action and related settlement negotiations; and

23.1.3. cooperates in the defense of such claim, suit or action. In the event that in any such suit or action an injunction is entered prohibiting the purchase or sales of any Product(s) by Com21, any of its Affiliates or its or their customers, Manufacturer, at its expense, shall (i) procure for Com21, its Affiliates and its and their customers the right to continue to purchase, sell, market, use and have others sell, market and use the Manufacturing Standards, Manufacturer's Proprietary Information and/or the Product(s); or (ii) replace or modify the Manufacturing Standards or Manufacturer's Proprietary Information such that Manufacturer or Com21 may manufacture or have manufactured Product(s) that are non-infringing while still conforming to the applicable Production File(s).

23.2. By Com21.

Com21 shall defend, indemnify and hold harmless Manufacturer and its Affiliates from and against any costs, expenses, damages, judgments and liabilities of any kind, including reasonable attorneys' fees and costs, arising from or related to any claim, suit or other action against Manufacturer or any of its Affiliates to the extent such suit or claim is based upon an assertion that the Product(s), Com21's Proprietary Information or any portion thereof infringe any third party's copyright, trade secrets, patent, trademark and/or trade name, and Com21 shall pay the amount of settlement or the costs, damages and attorneys' fees and costs finally awarded by a court in any such suit or action, provided that Manufacturer:

23.2.1. gives Com21 notice of any such claim or threatened or actual suit or action;

23.2.2. gives Com21 sole control of the defense and settlement of such suit, claim or action and related settlement negotiations; and

23.2.3. cooperates in the defense and settlement negotiation of such suit, claim or action.

Notwithstanding the preceding sentence, Com21 shall have no obligation to Manufacturer regarding any such claim, suit or action to the extent that such claim, suit or action is caused by, arises from or is attributable to (i) any unauthorized modification of the Com21 Proprietary Information by Manufacturer; (ii) or Manufacturer's unauthorized modifications to the Product(s).

23.3. General.

In performing its obligations under this Agreement, each Party agrees that it will not knowingly infringe any patent, copyright, mask work right or trade secret of any third party.

This Paragraph 23 shall survive the expiration or termination of this Agreement in any manner whatsoever. This Paragraph 23 specifies the exclusive remedies of the parties for any alleged infringement or misappropriation of any intellectual property rights of any third party by the Manufacturing Standards or Manufacturer Proprietary Information provided by Manufacturer to pursuant to this Agreement and by the Design Specification, Products, Com21 Proprietary Information or Com21 Components provided by Com21 pursuant to this Agreement.

24. LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, WHETHER IN CONTRACT OR IN TORT, FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR LOST PROFITS OR LOSS OF GOODWILL, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, BY REASON OF ANY BREACH OR DEFAULT UNDER THIS AGREEMENT. Regardless of the foregoing, this Paragraph shall not apply to either Party's breach of the following Paragraphs 16, , 20.2, 20.3, 21, 22, and 23.

25. INSURANCE

Manufacturer shall, at its own expense, maintain comprehensive general liability insurance (including product liability and broad form contractual liability) for not less than $5,000,000 per occurrence, during the term of this Agreement and for five (5) years thereafter. Such insurance shall (i) be in a form and with a carrier or carriers reasonably acceptable to Com21, (ii) list Com21 as an additional named insured, and (iii) provide that such insurance may not be canceled or altered so as to affect the interest of any of the foregoing without at least thirty (30) days' prior written notice to Com21. Promptly following execution of this Agreement, Manufacturer shall deliver to Com21 satisfactory evidence of such insurance coverage, or an equivalent self-insurance program.

26. TERM OF THE AGREEMENT

This Agreement shall be effective for a period of one (1) year commencing on the Effective Date, unless earlier terminated in accordance with its terms. Thereafter, this Agreement shall be automatically renewed on its anniversary dates for successive one (1) year terms subject to a Party providing written notice to the other Party no later than sixty (60) days prior to any such anniversary date of such Party's intent not to renew in which event this Agreement shall terminate at the end of the then current term.

27. TERMINATION

27.1. This Agreement may be terminated:

27.1.1. For Cause.

27.1.1.1. By Com21, in the event of Manufacturer's material breach of this Agreement, which within thirty (30) days of Com21's written notice thereof is neither (i) cured, nor (ii) the subject of a mutually agreed plan to cure, provided, however, that if a material breach is not capable of being cured, Com21 may terminate with immediate effect.

27.1.1.2. By Manufacturer, in the event of Com21's material breach of this Agreement, which within thirty (30) days of Manufacturer's written notice thereof is neither (i) cured, nor (ii) the subject of a mutually agreed plan to cure, provided, however, that if a material breach is not capable of being cured, Manufacturer may terminate with immediate effect.

27.1.2. For Com21's Convenience, without cause, upon not less than ninety (90) days advance written notice to Manufacturer effective at or after the end of the Exclusivity Period, notwithstanding Paragraph 26..

27.2. Contents of Notice of Termination

When a Party is permitted or required to give written notice of termination under Paragraph 27.2.1 above, such notice shall state with reasonable particularity the nature of the breach, the steps required to cure if such breach is by its nature curable, and either (i) the Party's intent to terminate this Agreement if a curable breach is not cured, or (ii) the Party's election to immediately terminate the Agreement if the breach is not curable.

27.3. Effect of Termination and Notice of Termination

27.3.1. Neither the expiration nor Termination of this Agreement shall relieve either Party of any obligation previously accrued, nor any obligation accruing or arising thereafter under the following Paragraphs of this Agreement and any other paragraphs that by their terms so provide: 1 ("Definitions"), 13 ("Records, Audits and Reports"), 17 ("Product Warranty; Epidemic Failure"), 18 ("Warranty Claims and Repair"), 19 ("Parts Supply"), 21 ("Intellectual Property Ownership"), 22 ("Confidentiality"), 23 ("Intellectual Property Indemnity"), 27 ("Termination"), and 29 ("General").

27.3.2. Upon any notice of termination given by either Party for any reason, the exclusivity provided in Paragraph 3 of this Agreement with respect to the manufacture of Products by Manufacturer for Com21 shall immediately terminate.

27.3.3. Upon Manufacturer's termination of this Agreement as provided in Paragraph 27.1.1.2, Manufacturer at Com21's request shall continue to supply the Products to Com21, subject to commercially reasonable terms and conditions of sale, for a period of twelve (12) months following such termination.

27.3.4. Upon or after any notice of termination, any Termination, or any Exclusivity Termination Notice, (i) Manufacturer will identify to Com21 any Products, Parts, finished goods, work in progress, components or other material for which Com21 is or may become liable under the terms of this Agreement to pay Manufacturer, and (ii) Manufacturer at Com21's request will sell and deliver to Com21 those Parts and assemblies as required under Exhibit 8.2 and such other items as Com21 may elect to purchase, at the price determined under this Agreement.

27.3.5. Upon any Termination, Manufacturer shall complete the production of any Products for which Manufacturer has accepted a purchase order as of the effective date of such Termination and deliver such completed Products to Com21 within twenty (20) days of the effective date of such Termination provided, however, that if this Agreement was terminated by Com21 for Manufacturer's default under Paragraph 27.1.1.1, Com21 may direct Manufacturer to refrain from completing such production and in such event Com21 shall be under no obligation, under this Paragraph 27.3.5 or otherwise under this Agreement, to pay Manufacturer for any such items or any portions or components thereof. With respect to purchase orders for components that will not be utilized to manufacture Products as set forth above in this Paragraph 27.3.5, Manufacturer shall not cancel any purchase order accepted by its suppliers for the purchase of Parts, without Com21's prior written authorization.

27.3.6. Upon any Termination or Exclusivity Termination Notice, Com21 shall have a perpetual, non-exclusive, royalty-free license to use and have used the Production Files for Product-related purposes to the extent such use is not otherwise permitted under the terms of this Agreement. Regardless of the foregoing, in no event will Com21 have a license to use or disclose any Manufacturer Inventions or Trade Secrets.

27.3.7. Within fifteen (15) days after a notice of termination is given by either Party to the other, or at least thirty (30) days before any expiration of this Agreement, Manufacturer shall provide Com21 with all relevant information concerning its outstanding purchase orders for Parts. Com21 may, on or before the effective date of such termination or expiration, elect, at Com21's sole discretion and in addition to any other rights Com21 may have under this Agreement, none, any one, or a combination of the following options:

27.3.7.1. To purchase from Manufacturer some or all Parts.

27.3.7.2. Direct Manufacturer to cancel, to the extent possible, some or all of the outstanding purchase orders for Parts; or

27.3.7.3. Obtain from Manufacturer an assignment of Manufacturer's rights and obligations under the outstanding purchase orders Parts.

If Com21 instructs Manufacturer to cancel any Manufacturer purchase order for Parts under Paragraph 27.3.7.2, (i) Manufacturer agrees to use reasonable efforts to cancel such purchase order; (ii) Manufacturer shall use reasonable efforts to negotiate an equitable settlement with its suppliers concerning Manufacturer's financial liability due to the cancellation of such purchase order for Parts; and (iii) if Manufacturer is unable to cancel any outstanding purchase order for Parts, Com21 shall be liable for Manufacturer's direct financial liability for such purchase orders and/or their cancellation as provided in Exhibit 8.2.

28. REPRESENTATIONS

28.1. Each Party represents to the other that: (i) it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; (ii) it has the rights, licenses, permits and power to perform all obligations incurred by it under this Agreement; (iii) the execution, delivery and performance of this Agreement are duly authorized; (iv) this Agreement has been duly executed and delivered by it and is a valid and binding obligation of it; and (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or violate its charter and by-laws, any other contract or agreement to which it is a party, any applicable law or any order or judgment of any court or governmental authority. Manufacturer represents that all Product(s) purchased and sold pursuant to this Agreement shall be (i) free from any liens or encumbrances and (ii) manufactured, labeled, packaged, sold and Delivered in accordance with all applicable United States federal, state and local laws, orders, regulations, codes and standards (whether or not specifically referenced elsewhere in this Agreement).

28.2. Com21 represents and warrants to Manufacturer that Com21 and its Affiliates have the right to manufacture and have manufactured the Products.

29. GENERAL

29.1. Force Majeure.

Neither Party shall be liable to the other Party if the performance of any of its obligations under this Agreement is prevented or delayed because of causes beyond its reasonable control including, without limitation, fire, strike, war, insurrection, act of God, law, regulation and embargo of government agency, riot, severe weather, restriction on the use of power or any other cause beyond its reasonable control and not due to such Party's own fault or negligence (an "Excusable Delay"). A Party shall be excused from its performance to the extent caused by such Excusable Delay; provided that such Party (i) gives notice of the Excusable Delay to the other Party promptly after its occurrence, (ii) uses its reasonable efforts (including executing any disaster plan) to overcome, mitigate and remove the cause of the event preventing or delaying performance, (iii) continues the performance of all its obligations under this Agreement that are not prevented or delayed and (iv) upon cessation of the Excusable Delay, promptly performs or completes performance of the obligations which were prevented or delayed. Notwithstanding the foregoing, if Manufacturer's performance is delayed for more than five (5) days due to Excusable Delay, Com21 shall have the right to temporarily and reasonably procure from any other supplier Product(s) which Manufacturer is unable to supply.

29.2. Assignment; Binding Effect.

Neither Party shall assign or transfer this Agreement or any rights and obligations hereunder without the other Party's prior written consent, which consent may be refused in such Party's absolute discretion. This Agreement and the transactions and other instruments provided for herein shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and permitted assignees.

29.3. Governing Law and Legal Actions.

This Agreement shall be governed by and construed under the laws of the State of California and the United States of America without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the courts having within their jurisdiction the location of Com21's principal place of business. Both parties hereby consent and waive any venue objections to the jurisdiction of such courts. The parties agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California or federal law.

29.4. No Waiver.

Either Party's (i) waiver of any performance by the other, (ii) waiver of any condition of this Agreement, or (iii) consent to any breach of this Agreement by the other, shall (a) be effective only if expressly set forth in a writing signed by the Party alleged to have waived or consented, and (b) not constitute or require an ongoing waiver of such performance or condition, or consent to any previous, different or subsequent breach, regardless of whether such performance, condition or breach is similar, identical or related, and regardless of the course of dealing which develops or has developed between the Parties.

29.5. Compliance with U.S. Government Export Controls.

If either Party exports any Product or any Proprietary Information, such Party shall comply with the United States Export Administration Act as amended from time to time, with the Export Administration Regulations promulgated from time to time thereunder, all other export laws and regulations of the United States and all amendments, modifications or additions thereto, including all laws and regulations relating to re-export.

29.6. Notices.

All notices, requests and other communications permitted or required to be given pursuant to this Agreement shall be in writing and shall be personally delivered, or sent by recognized delivery service or certified or registered mail with return receipt requested and with all postage prepaid, to the recipient Party at its address set forth below:

Com21:
Com21
Attention: CFO
750 Tasman Drive
Milpitas, CA 95035

With Copy To:
Com21
Attention: Corporate Counsel
750 Tasman Drive
Milpitas, CA 95035

Manufacturer:
Universal Scientific Industrial Co.,Ltd
Attention: Senior Manager, Business
Development, SPCM
141, Lane 351, Taiping Road, Sec. 1,
Tsao Tuen,
Nan Tou, Taiwan R.O.C.

With Copy To:

Each such notice shall be effective upon delivery or when delivery is refused. Either Party may, by notice given in compliance with the provisions of this Paragraph 29.6, designate another address for receipt of notice.

29.7. Entire Agreement.

This Agreement, together with its exhibits, constitutes the entire agreement of the Parties respecting its subject matter. It supersedes all prior and contemporaneous communications and understandings and agreements, written or oral, between the parties relative to its subject matter and merges all discussions between them. This Agreement may only be amended by subsequent written agreement which is duly executed by the parties.

29.8. Severability

If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect provided, however, that the court shall have authority and jurisdiction to add to this Agreement a provision as similar in terms and intended effect to such severed provision as may be possible and be legal, valid, and enforceable. If, as a result of the foregoing, a party's material benefits under this Agreement that would have existed but for the operation of the preceding sentence are materially impaired, such party may at such party's election thereafter terminate this Agreement on not less than three (3) months advance written notice to the other party.

29.9. Effect of Title and Headings.

The title of this Agreement and the headings of its articles are included solely for convenience and shall not govern, limit or aid in the interpretation of any terms or provision of this Agreement.

29.10. Construction

The Parties acknowledge and agree that both Parties have participated in the drafting and negotiation of all provisions of this Agreement, and each Party hereby waives and agrees not to assert that any ambiguity should be construed for or against either Party. Except as otherwise specified, references in this Agreement to Paragraphs and Exhibits are to Paragraphs of, and Exhibits attached to, this Agreement. Except where the context clearly requires to the contrary, "including" shall mean "including, without limitation".

29.11. Nature of Relationship

For the purposes of this Agreement, the Parties are deemed to be independent contractors. It is expressly agreed that this Agreement and the relationship between the parties hereby established do not constitute a partnership, joint venture, agency or contract of employment. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, except as authorized in writing by the Party to be bound. Neither Party shall bind nor attempt to bind the other to any contract or to the performance of any obligation, nor represent to third parties that it has any right to enter into any obligation on the other's behalf.

29.12. Publicity.

Neither Party shall make or issue any publicity, news release, public announcement or communication of any sort with the media, direct or indirect, written or oral, concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party, not to be unreasonably withheld.

WITH INTENT TO BE BOUND, Com21 and Manufacturer have executed this Agreement on the dates indicated below.

Com21:

Com21

By:__________________

Printed Name: Jeff Jarvis

Title: Senior VP and GM of Network
Systems Division, Com21

Dated: ____________________

Manufacturer:

Manufacturer

By:__________________

Printed Name: Chen-Yen Wei

Title: Senior VP SPCM Business Group, USI

Dated: ____________________